EXHIBIT 99.1

ION MEDIA NETWORKS PROVIDES INFORMATION RELATING TO RECAPITALIZATION PROPOSALS

(West Palm Beach, FL – April 5, 2007) – ION Media Networks, Inc. (AMEX: ION) (the “Company”) today provided information related to the recapitalization proposals it has received. The Company is disclosing this information in part to correct inaccuracies in recent press reports from sources not known to or authorized by the Company.

As previously announced, the Company received a restructuring proposal from Citadel Limited Partnership and NBC Universal, Inc. (“Citadel Proposal”), as well as a restructuring proposal from an “ad hoc” group of holders of its 13 1/4% preferred stock (the “Ad Hoc Group Proposal”). The Citadel Proposal was most recently amended and re-submitted on March 29, 2007, to include, among other things, the offer to invest $100 million of new capital into the Company in conjunction with the proposed recapitalization.

The Company’s Board of Directors and a Special Committee of the Board, in consultation with their respective legal and financial advisors, continue to carefully evaluate both proposals.

The Company reiterates that it does not face any liquidity issues, nor are any such issues caused by or related to either the exercise or expiration of NBCU’s call right on May 7, 2007. The Company’s preferred stockholders are not creditors and cannot compel the Company to make a bankruptcy filing.

As previously announced, effective April 2, 2007, the holders of a majority of the outstanding shares of the Company’s 13 1/4% preferred stock elected Eugene I. Davis and Ted S. Lodge as directors of the Company, and the holders of a majority of the outstanding shares of the Company’s 9 3/4% convertible preferred stock elected Ronald W. Wuensch and Diane P. Baker as directors of the Company.

The proposals received by the Company, including their most recent amendments, are included as exhibits to the Company’s Current Reports on Form 8-K, dated January 18, 2007, February 23, 2007, and March 30, 2007 (for the Citadel Proposal) and February 20, 2007 (for the Ad Hoc Group Proposal) filed with the Securities and Exchange Commission, which may be accessed through the SEC’s website at www.sec.gov.

About ION Media Networks, Inc.
ION Media Networks, Inc. owns and operates the nation’s largest broadcast television station group and ION Television, reaching over 90 million U.S. television households via its nationwide broadcast television, cable and satellite distribution systems. ION Television currently features popular television series and movies from the award-winning libraries of Warner Bros., Sony Pictures Television, CBS Television and NBC Universal. In addition, the network has partnered with RHI Entertainment, which owns over 4,000 hours of acclaimed television content, to provide high-quality primetime programming beginning July 2007. Utilizing its digital multicasting capability, ION Media Networks has launched several new digital TV brands, including qubo, a television and multimedia network for children formed in partnership with Scholastic, Corus Entertainment, Classic Media and NBC Universal, as well as ION Life, a television and multimedia network dedicated to health and wellness for consumers and families. For more information, please visit www.ionmedia.tv.

Note: Company distribution data provided by Nielsen Media Research.

Certain statements contained herein that are not descriptions of historical facts are “forward-looking” statements. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, those discussed in filings made by the Company with the Securities and Exchange Commission. Many of the factors that will determine the Company’s future results are beyond the ability of management to control or predict. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. The Company undertakes no obligation to revise or update any forward looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

###

Media Contact:
Leslie Monreal
561-682-4134
lesliemonreal@ionmedia.tv